ARC Reports Second Quarter Year-Over-Year Increases in Sales, Gross Margin, EPS and EBITDA
SAN RAMON, CA – (August 3, 2021) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the second quarter ended June 30, 2021.

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2021	2020	2021	2020
Net sales	$68.8	$64.3	$130.5	$152.7
Gross margin	33.1%	31.8%	31.9%	31.5%
Net income attributable to ARC	$2.6	$1.5	$3.4	$2.1
Adjusted net income attributable to ARC	$2.6	$1.2	$3.6	$2.4
Earnings per share - Diluted	$0.06	$0.03	$0.08	$0.05
Adjusted earnings per share - Diluted	$0.06	$0.03	$0.08	$0.06
Cash provided by operating activities	$11.5	$23.5	$16.9	$26.3
EBITDA	$10.7	$10.3	$19.1	$21.2
Adjusted EBITDA	$11.1	$10.7	$19.9	$22.1
Capital Expenditures	$1.0	$1.5	$1.6	$2.6
Debt & finance leases (including current)			$83.6	$122.8

Management Commentary:
“We are pleased with our second quarter growth in sales and the improvements in gross margin, EPS and adjusted EBITDA that came with it,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “The diversity of our products and services continue to drive expansion into digital color production and the economic re-opening is bringing new vitality to our existing customers in the AEC market. Every major category of sales grew during the second quarter.”

“Our sales teams capitalized on new opportunities often driven by targeted marketing campaigns. We are watching closely how various industry verticals are responding to changing business conditions, and we are adapting quickly to build momentum for the second half of the year,” said Mr. Suriyakumar.

“We have established a sustainable and efficient cost structure that leverages every new dollar of sales,” said Jorge Avalos, Chief Financial Officer of ARC. “This is best demonstrated by our strong performance in the absence of temporary measures we made last year due to the pandemic’s uncertainties. In particular, we were gratified to eliminate the temporary wage reductions we put in place in 2020 for the majority of our staff. We also managed inventory closely to avoid potential supply chain disruptions, and dealing with inflation was essentially a non-issue for the company as cost increases in our materials are built into the pricing of our services.”

“Cash flows from operations were healthy for the period, as they reflect the usual cyclical build we see in the first half of the year,” said Mr. Avalos. “We are encouraged by the progress we made in the second quarter and look forward to continuing it in the last two quarters of the year.”

2021 Second Quarter Supplemental Information:
Net sales were $68.8 million, a 7.0% increase compared to the second quarter of 2020.
Cash & cash equivalents on the consolidated balance sheet in the second quarter 2021 were $52.4 million.
Days sales outstanding were 50 in Q2 2021 as compared to 59 in Q2 2020.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 67% of total net sales, while customers outside of construction made up approximately 33% of total net sales.

The number of managed print services (MPS) locations dropped by approximately 165 locations year over year to approximately 10,780 as of June 30, 2021.
Net Revenue

In millions	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
Total net revenue	$68.8	$61.7	$289.5	$64.3	$72.4	$64.3
For the second quarter 2021, net sales increased 7.0%, compared to the same period in 2020 primarily due to increasing year-over-year economic activity as the negative effects of the recent pandemic subsided. Sales in the second quarter also benefited from targeted marketing of services to address the changing graphic printing and scanning needs of customers.

Revenue by Business Lines

In millions	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
CDIM	$43.1	$37.4	$175.5	$38.2	$47.1	$41.1
MPS	$18.0	$17.3	$79.3	$18.1	$17.6	$16.2
AIM	$3.3	$3.0	$12.3	$3.1	$2.9	$2.7
Equipment and supplies	$4.4	$3.9	$22.3	$4.9	$4.7	$4.4
For the second quarter 2021, construction document and information management (CDIM) sales increased 4.9% compared to prior year. As noted in previous quarters, the negative impact of the pandemic on CDIM has not been as pronounced as in other parts of our business due to the expansion of products and services beyond the construction vertical. During the second quarter, sales of these expanded services, primarily color graphics, have been driven by secular demands of businesses re-opening as opposed to sales of COVID-related products and services. Sales of construction and design-related services also grew during the period, coinciding with a resumption in building activity in most North American markets.
For the second quarter 2021, MPS sales increased 10.9% year-over-year. MPS sales increased as work from home directives ended for some of our customers, which in turn, lead to increased demand for our services performed on site.
For the second quarter 2021, archiving and information management (AIM) sales increased 23.9% year-over-year. Sales increases in AIM were driven by reasons similar to MPS, primarily attributable to the return of workers in offices and creating greater demand for scanning services.
For the second quarter 2021, equipment and supplies sales increased 1.3% year-over-year. The increase is a reflection of the more favorable economic conditions in 2021 when compared to the second quarter of 2020. Equipment and supply sales from our Chinese joint venture declined due to continued constraints on capital spending in that country, but were offset by improvements in U.S. sales as the economy began to recover.

Gross Profit

In millions unless otherwise indicated	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
Gross profit	$22.8	$18.8	$92.9	$20.7	$24.2	$20.4
Gross margin	33.1%	30.4%	32.1%	32.1%	33.4%	31.8%
Gross profit increased 11.5% primarily due to the 7% growth in second quarter net sales coupled with the leverage gained from the permanent changes we made to our cost structure in 2020. Gross margin increased 130 basis points year-over-year.

Selling, General and Administrative Expenses

In millions	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
Selling, general and administrative expenses	$18.5	$17.0	$79.0	$18.2	$19.2	$17.3

Selling, general and administrative (SG&A) expenses in the second quarter 2021 increased by 7.3% year-over-year driven by increased commissions and bonus payments related to improved sales and profitability for the period. Also notable during the second quarter was the normalization of payrolls as the Company eliminated temporary wage reductions for most employees put in place at the beginning of the pandemic.

Net Income and Earnings Per Share

In millions unless otherwise indicated	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
Net income attributable to ARC – GAAP	$2.6	$0.8	$6.2	$1.3	$2.8	$1.5
Adjusted net income attributable to ARC	$2.6	$0.9	$6.3	$1.0	$2.9	$1.2

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.06	$0.02	$0.14	$0.03	$0.07	$0.03
Adjusted diluted EPS	$0.06	$0.02	$0.15	$0.02	$0.07	$0.03
The year-over-year increase in GAAP net income attributable to ARC for the second quarter of 2021 was driven by higher sales, improved gross profit, and significantly lower net interest expense as a result of debt pay downs and a decrease in LIBOR.

Cash Provided by Operating Activities

In millions	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
Cash provided by operating activities	$11.5	$5.4	$54.5	$15.5	$12.8	$23.5
The year-over-year decrease in cash flows from operations during the second quarter of 2021 reflect normalized levels of cash generation and collectibles for the period, compared to the same period in 2020 when aggressive measures were implemented to manage working capital and preserve cash in response to the COVID-19 pandemic.

EBITDA

In millions	2Q 2021	1Q 2021	FYE 2020	4Q 2020	3Q 2020	2Q 2020
EBITDA	$10.7	$8.4	$43.2	$9.9	$12.1	$10.3
Adjusted EBITDA	$11.1	$8.8	$44.8	$10.2	$12.5	$10.7
Increases in EBITDA and adjusted EBITDA in the second quarter of 2021 were driven primarily by the increase in sales.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2021	2020	2021	2020
CDIM	62.6%	63.9%	61.7%	59.1%
MPS	26.2%	25.2%	27.1%	28.5%
AIM	4.8%	4.1%	4.8%	4.1%
Equipment and supplies sales	6.4%	6.8%	6.4%	8.3%

Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has not issued a full forecast for 2021, but has stated its confidence in generating at least $10 million in adjusted EBITDA per quarter for the balance of the year. Management will consider issuing a more complete forecast in the future if more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, August 3, 2021, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2021 second quarter. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing (778) 560-2897. The conference code is 1237156 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “continue to drive expansion”, “we are adapting quickly to build momentum for the second half of the year”, “encouraged by the progress we made in the second quarter and look forward to continuing it in the last two quarters of the year”, and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2021	2020
Cash and cash equivalents	$52,372	$54,950
Accounts receivable, net of allowances for accounts receivable of $2,246 and $2,357	38,222	36,279
Inventory	9,287	9,474
Prepaid expenses	4,669	4,065
Other current assets	3,287	3,979
Total current assets	107,837	108,747
Property and equipment, net of accumulated depreciation of $226,453 and $219,834	48,961	57,830
Right-of-use assets from operating leases	33,993	37,859
Goodwill	121,051	121,051
Other intangible assets, net	392	515
Deferred income taxes	15,749	17,261
Other assets	2,267	2,175
Total assets	$330,250	$345,438
Current liabilities:
Accounts payable	$20,057	$18,661
Accrued payroll and payroll-related expenses	12,160	10,088
Accrued expenses	16,288	17,783
Current operating lease liabilities	11,039	12,158
Current portion of finance leases	15,514	17,557
Total current liabilities	75,058	76,247
Long-term operating lease liabilities	29,694	33,561
Long-term debt and finance leases	68,132	79,679
Other long-term liabilities	1,571	1,615
Total liabilities	174,455	191,102
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,403 and 49,422 shares issued and 43,298 and 42,792 shares outstanding	50	49
Additional paid-in capital	128,524	127,755
Retained earnings	38,982	37,308
Accumulated other comprehensive loss	(2,535)	(2,787)
	165,021	162,325
Less cost of common stock in treasury, 7,105 and 6,630 shares	15,682	14,657
Total ARC Document Solutions, Inc. shareholders’ equity	149,339	147,668
Noncontrolling interest	6,456	6,668
Total equity	155,795	154,336
Total liabilities and equity	$330,250	$345,438

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$68,799	$64,319	$130,529	$152,744
Cost of sales	46,007	43,874	88,950	104,702
Gross profit	22,792	20,445	41,579	48,042
Selling, general and administrative expenses	18,549	17,292	35,544	41,630
Amortization of intangible assets	56	471	131	1,068
Income from operations	4,187	2,682	5,904	5,344
Other income, net	(12)	(17)	(23)	(33)
Interest expense, net	576	1,131	1,196	2,240
Income before income tax provision	3,623	1,568	4,731	3,137
Income tax provision	1,155	148	1,651	1,255
Net income	2,468	1,420	3,080	1,882
Loss attributable to the noncontrolling interest	106	41	283	262
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,574	$1,461	$3,363	$2,144
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.03	$0.08	$0.05
Diluted	$0.06	$0.03	$0.08	$0.05
Weighted average common shares outstanding:
Basic	42,304	42,672	42,284	43,154
Diluted	42,597	42,767	42,613	43,277

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income	$2,468	$1,420	$3,080	$1,882
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	42	251	6	517
Depreciation	6,319	7,057	12,768	14,464
Amortization of intangible assets	56	471	131	1,068
Amortization of deferred financing costs	16	16	32	32
Stock-based compensation	404	416	743	920
Deferred income taxes	1,042	493	1,434	1,244
Deferred tax valuation allowance	43	(318)	103	(28)
Other non-cash items, net	(41)	(14)	(79)	(32)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,355)	10,161	(1,859)	8,166
Inventory	504	915	214	1,942
Prepaid expenses and other assets	1,973	3,607	5,323	7,011
Accounts payable and accrued expenses	43	(994)	(5,007)	(10,931)
Net cash provided by operating activities	11,514	23,481	16,889	26,255
Cash flows from investing activities
Capital expenditures	(986)	(1,460)	(1,554)	(2,581)
Other	89	7	220	80
Net cash used in investing activities	(897)	(1,453)	(1,334)	(2,501)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	12	20	26	40
Share repurchases	(869)	—	(1,025)	(2,432)
Payments on finance leases	(4,748)	(1,698)	(9,565)	(6,300)
Borrowings under revolving credit facilities	23,750	—	38,750	40,000
Payments under revolving credit facilities	(25,000)	—	(45,000)	(25,000)
Payment of deferred financing costs	(281)	—	(281)	—
Dividends paid	(847)	(427)	(1,269)	(870)
Net cash (used in) provided by financing activities	(7,983)	(2,105)	(18,364)	5,438
Effect of foreign currency translation on cash balances	278	298	231	(186)
Net change in cash and cash equivalents	2,912	20,221	(2,578)	29,006
Cash and cash equivalents at beginning of period	49,460	38,210	54,950	29,425
Cash and cash equivalents at end of period	$52,372	$58,431	$52,372	$58,431
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,220	$2,725	$2,094	$8,078
Operating lease obligations incurred	$780	$146	$1,198	$3,644

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
CDIM	$43,089	$41,070	$80,523	$90,230
MPS	18,005	16,233	35,340	43,541
AIM	3,286	2,653	6,310	6,253
Equipment and supplies sales	4,419	4,363	8,356	12,720
Net sales	$68,799	$64,319	$130,529	$152,744

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash flows provided by operating activities	$11,514	$23,481	$16,889	$26,255
Changes in operating assets and liabilities	(1,165)	(13,689)	1,329	(6,188)
Non-cash expenses, including depreciation and amortization	(7,881)	(8,372)	(15,138)	(18,185)
Income tax provision	1,155	148	1,651	1,255
Interest expense, net	576	1,131	1,196	2,240
Loss attributable to the noncontrolling interest	106	41	283	262
Depreciation and amortization	6,375	7,528	12,899	15,532
EBITDA	10,680	10,268	19,109	21,171
Stock-based compensation	404	416	743	920
Adjusted EBITDA	$11,084	$10,684	$19,852	$22,091

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$2,574	$1,461	$3,363	$2,144
Interest expense, net	576	1,131	1,196	2,240
Income tax provision	1,155	148	1,651	1,255
Depreciation and amortization	6,375	7,528	12,899	15,532
EBITDA	10,680	10,268	19,109	21,171
Stock-based compensation	404	416	743	920
Adjusted EBITDA	$11,084	$10,684	$19,852	$22,091
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to ARC Document Solutions, Inc.	$2,574	$1,461	$3,363	$2,144
Deferred tax valuation allowance and other discrete tax items	68	(240)	199	259
Adjusted net income attributable to ARC Document Solutions, Inc.	$2,642	$1,221	$3,562	$2,403

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.03	$0.08	$0.05
Diluted	$0.06	$0.03	$0.08	$0.05
Weighted average common shares outstanding:
Basic	42,304	42,672	42,284	43,154
Diluted	42,597	42,767	42,613	43,277

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.03	$0.08	$0.06
Diluted	$0.06	$0.03	$0.08	$0.06
Weighted average common shares outstanding:
Basic	42,304	42,672	42,284	43,154
Diluted	42,597	42,767	42,613	43,277
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and six months ended June 30, 2021 and 2020 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and six months ended June 30, 2021 and 2020.
We have presented adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 to exclude stock-based compensation expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.